Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have issued our report dated August 4, 2011 (except for note K, as to which the date is January 31, 2012), with respect to the consolidated financial statements of 2SS Holdings, Inc. as of April 30, 2011 and 2010 and for the three year period ended April 30, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of InfoSpace, Inc. on Forms S-8 (File No. 333-69165, effective on December 18, 1998; File No. 333-81593, effective June 25, 1999; File No. 333-42340, effective July 27, 2000; File No. 333-58420, effective April 6, 2001; File No. 333-116641, effective June 18, 2004; File No. 333-139284, effective December 12, 2006; File No. 333-58422, effective January 29, 2009; File No. 333-169691, effective September 30, 2010).

/s/ GRANT THORNTON LLP

Appleton, Wisconsin

April 16, 2012